EXHIBIT 99.1

Contact:	Jeanie Herbert, (714) 773-7620
Director, Investor Relations

Beckman Coulter Announces
Preliminary Fourth Quarter 2002 Results and 2003 Restructuring Charge

Beckman Coulter’s fourth quarter results at high end of company outlook. Worldwide operational changes will lead to first quarter
2003 pre-tax restructuring charge of approximately $16 million.

     FULLERTON, California, January 20, 2003 — Beckman Coulter, Inc. (NYSE:BEC) said today that fourth quarter 2002 and year ended December 31, 2002 results will be at the high end of the company’s previously announced outlook, pending completion of the 2002 financial statement audit. Sales for the fourth quarter will grow about 3% over prior year to approximately $595.5 million. Including the charge for a patent infringement settlement with Streck Laboratories previously announced on December 5, 2002, diluted earnings per share will be around $0.53. The company continues to pursue recovery of the Streck patent infringement and litigation costs through an escrow account established at the time of the Coulter Corporation acquisition in 1997. Any amounts recovered will be recorded to income. Before the charge, diluted earnings per share will be about $0.90. For the full year 2002, sales will hit a record of approximately $2.06 billion, growing 3.8%, while diluted earnings per share will be about $2.08, or $2.45 before the charge.

     Last week the company announced the formation of the Biomedical Research Division, made up of the company’s Life Science Research and Specialty Testing divisions. Reorganization plans include a refocus of the international operations to improve efficiency throughout the system. The company plans to take a pre-tax restructuring charge of approximately $16 million against its first quarter 2003 earnings, which includes severance costs for approximately 300 positions, or 3% of the company’s workforce. Approximately one-third of the workforce reductions will be in international operations and two-thirds in domestic operations.

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     “Although we are pleased with our fourth quarter results and the continued strength of our clinical diagnostics business, it is important for Beckman Coulter to adjust for soft capital spending in the research markets, which is expected to continue well into 2003,” said John P. Wareham, chairman, president and chief executive officer. “The consolidation of Life Science research and Specialty Testing under a single Biomedical Research Division will enable us to leverage our operating expenses and product portfolio across a broader customer base. We expect these actions, along with other offsets, to largely balance the restructuring charge by year-end.”

Investor Conference Call

     Beckman Coulter will release full details on fourth quarter and year ended 2002 results on Monday, January 27, 2003, before the opening of the market. There will also be a conference call on Monday, January 27, 2003 at 9:00 am ET to discuss the fourth quarter and year ended December 31, 2002 results. In addition to discussing 2002 performance, the company will provide any adjustments to its 2003 outlook. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “more IR info” under Investor Relations and find the call listed under “What’s New”. The webcast will be archived on both websites for future on-demand replay through Monday, February 10, 2003.

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     This press release contains forward-looking statements regarding the company’s outlook on recovery of the Streck patent infringement and litigation costs, costs for restructuring in 2003 and the operational effects of the restructuring, as well as its expectations for capital spending in the research markets during 2003. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties. Actual results could differ from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control. Restructuring costs and the benefits to be obtained from restructuring would be affected by the actual timing and magnitude of restructuring activities. Capital spending is affected by factors such as the effects of cost containment initiatives by both government and industry, the availability of capital to clinical diagnostics and life science research customers, changes in tax laws both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, and potential interest rate fluctuations.

     Beckman Coulter, Inc. is a global biomedical company, headquartered in Fullerton, California. The company develops and markets instruments, chemistries, software and supplies that simplify and automate laboratory processes throughout the biomedical testing continuum. Through pioneering medical research and drug discovery, specialty testing, and patient care diagnostics, Beckman Coulter supports all phases of the battle against disease. Preliminary annual sales for the company totaled $2.06 billion in 2002, with 62% of this amount generated by recurring revenue from supplies, test kits and services. For more information, visit www.beckmancoulter.com.

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